Exhibit 99.1

Tribune Media Company Reports Third Quarter 2016 Results

NEW YORK, November 9, 2016 — Tribune Media Company (the “Company”) (NYSE: TRCO) today reported its results for the three and nine months ended September 30, 2016.

THIRD QUARTER 2016 FINANCIAL HIGHLIGHTS (compared to third quarter 2015)

•	Consolidated operating revenues increased 6% to $518.1 million

•	Consolidated operating profit increased 473% to $222.4 million including net pretax gains on the sale of real estate of $213 million and a program impairment charge of $37 million

•	Consolidated Adjusted EBITDA increased 16% to $130.4 million

•	Diluted income per common share was $1.61 compared to $0.29 in the third quarter of 2015 and included gains on the sale of real estate of $1.43 per common share recorded in the third quarter of 2016. Adjusted diluted earnings per share, which excludes the gains on real estate sales, the impairment charge and certain other adjustments, was $0.48 compared to $0.28 in the third quarter of 2015

•	Total Television and Entertainment net advertising revenues (which include political revenues) increased 3%, to $329.3 million

•	Retransmission consent revenue increased 13% to $78.7 million

•	Carriage fee revenue increased 48% to $29.0 million

•	Digital ad revenue (which is included in net advertising revenues) increased 16% to $15.8 million

“Our financial results in the third quarter demonstrate the strength and resiliency of our media operations,” said Peter Liguori, Tribune Media’s President and Chief Executive Officer. “For the quarter, we grew revenues by 6 percent and consolidated Adjusted EBITDA by 16 percent year-over-year, due primarily to higher political and digital advertising revenues and increases in retransmission consent and carriage fee revenues. Our results would have been even better but for the Trump campaign’s substantially lower than expected spend on television advertising and the fact that our station portfolio does not benefit from Olympic advertising because we have only two relatively small NBC affiliates. Adjusting for the significant impact of core dollars shifting into the Olympics, we estimate that core advertising remained essentially flat in the quarter, consistent with the first half of 2016. Similarly, despite lower overall political spending in the market versus 2012, we significantly increased our political advertising market share, and at this time we estimate that our full-year gross political advertising revenue will be about $161 million, or 97% of our record 2012 total.”

“We achieved several important goals this quarter. We renewed the affiliate agreement for roughly half of our FOX television stations on mutually beneficial terms. We struck a favorable retransmission consent and carriage agreement with DISH Network. And we closed several real estate transactions generating $473 million in net pretax proceeds. During the year, we took aggressive steps to identify additional efficiencies in our cost structure, including recent initiatives that we expect to generate $18 million to $20 million in expense savings on an annualized basis going forward, and we expect to continue our cost reduction initiatives into 2017. However, given the unique market dynamics which have impacted the second half of the year, we are revising our full year financial guidance for 2016.”

THIRD QUARTER AND YEAR-TO-DATE 2016 RESULTS

Consolidated

Consolidated operating revenues for the third quarter of 2016 were $518.1 million compared to $488.6 million in the third quarter of 2015, representing an increase of $29.5 million, or 6%. The increase was primarily driven by higher political advertising, retransmission consent, carriage fee and digital advertising revenues and an increase in Digital and Data revenues, partially offset by a decrease in real estate revenues as a result of the sales of certain properties in 2016.

For the nine months ended September 30, 2016, consolidated operating revenues were $1,564.7 million compared to $1,462.9 million in the nine months ended September 30, 2015, representing an increase of $101.8 million, or 7%.

Consolidated operating profit was $222.4 million for the third quarter of 2016 compared to $38.8 million for the third quarter of 2015, representing an increase of $183.6 million. The increase was primarily attributable to gains recorded on the sales of certain real estate properties, partially offset by lower Television and Entertainment operating profit primarily due to a $37 million program impairment charge and higher severance expense, higher operating losses for Digital and Data and higher corporate costs. For the nine months ended September 30, 2016 consolidated operating profit increased $176.2 million to $295.8 million from $119.5 million in the nine months ended September 30, 2015.

In the third quarter of 2016, the Company recognized net pretax gains on the sales of real estate, including Tribune Tower, the north block of the Los Angeles Times Square property and the Olympic printing plant located in Los Angeles, of $213 million ($130 million after tax), or $1.43 per common share. Also in the third quarter of 2016, the Company reached an agreement with the IRS administrative appeals division to resolve the income tax dispute regarding the 2008 formation of the Newsday partnership. The Company recorded income tax charges of $193 million in the second quarter of 2016 related to this matter and an income tax benefit of $3 million in the third quarter of 2016 to adjust the previously recorded amounts in connection with the agreement. For the nine months ended September 30, 2016, income tax charges for this matter totaled $190 million, or $2.08 per common share.

Consolidated net income was $145.8 million in the third quarter of 2016 compared to net income of $27.9 million in the third quarter of 2015. Diluted earnings per common share for the third quarter of 2016 was $1.61 compared to $0.29 for the third quarter of 2015. Adjusted diluted earnings per share (“Adjusted EPS”) for the third quarter of 2016 was $0.48 compared to $0.28 for the third quarter of 2015. Both diluted earnings per common share and Adjusted EPS include an income tax benefit of $12 million, or $0.13 per share, in the third quarter of 2016 and an income tax benefit of $4 million, or $0.04 per share, in the third quarter of 2015 related to certain tax adjustments.

Consolidated net loss was $4.7 million for the nine months ended September 30, 2016 compared to net income of $61.0 million for the nine months ended September 30, 2015. For the nine months ended September 30, 2016, diluted loss per common share was $0.05 compared to diluted earnings per share of $0.63 for the nine months ended September 30, 2015. Adjusted EPS for the nine months ended September 30, 2016 was $1.09 compared to $0.87 for the nine months ended September 30, 2015. Both diluted earnings per common share and Adjusted EPS include an income tax benefit of $10 million, or $0.11 per share, for the nine months ended September 30, 2016 and an income tax benefit of $4 million, or $0.04 per share, for the nine months ended September 30, 2015 related to certain tax adjustments.

Consolidated Adjusted EBITDA increased to $130.4 million in the third quarter of 2016 from $112.1 million in the third quarter of 2015, representing an increase of $18.2 million, or 16%. The increase in consolidated Adjusted EBITDA was primarily attributable to higher political advertising revenues and increased retransmission consent and carriage fee revenues. For the nine months ended September 30, 2016, consolidated Adjusted EBITDA increased $30.3 million, or 9%, to $363.7 million as compared to $333.4 million in the nine months ended September 30, 2015.

Cash distributions from equity investments in the third quarter of 2016 were $18.0 million compared to $32.0 million in the third quarter of 2015. Cash distributions for the nine months ended September 30, 2016 were $143.6 million compared to $161.1 million for the nine months ended September 30, 2015. The decline was primarily due to a $16.1 million cash distribution from CareerBuilder received in the third quarter of 2015.

Television and Entertainment

Revenues were $459.1 million in the third quarter of 2016 compared to $429.7 million in the third quarter of 2015, an increase of $29.4 million, or 7%. This was driven by a $25.7 million increase in net political advertising revenue, an increase in retransmission consent revenue of $8.8 million, or 13%, and an increase in carriage fee revenue of $9.4 million, or 48%, partially offset by a decrease in core advertising revenue (comprised of local and national advertising, excluding political and digital) of $18.1 million, or 6%. Core advertising was negatively impacted by the 2016 Summer Olympics, which negatively impacted advertising revenues for stations other than NBC affiliates, displacement from political advertising, and the blackout from our programming agreement dispute with DISH Network.

Television and Entertainment segment revenues for the nine months ended September 30, 2016 were $1,381.0 million compared to $1,285.6 million for the nine months ended September 30, 2015, an increase of $95.4 million, or 7%. The increase was driven by a $48.4 million increase in net political advertising revenue, an increase in retransmission consent revenues of $36.7 million, or 18%, and an increase in carriage fee revenues of $27.7 million, or 44%.

Television and Entertainment operating profit for the third quarter of 2016 was $46.2 million compared to $64.1 million in the third quarter of 2015, a decrease of $17.9 million, or 28%. The decline was primarily due to higher programming expenses resulting from a $37 million impairment charge for the syndicated program Elementary at WGN America, as well as higher severance expense related to significant position eliminations as part of ongoing cost reduction initiatives, partially offset by an increase in revenue. Television and Entertainment Adjusted EBITDA for the third quarter of 2016 was $146.8 million compared to $122.5 million in the third quarter of 2015, an increase of $24.2 million, or 20%, primarily due to higher revenues. For the nine months ended September 30, 2016, Television and Entertainment operating profit was $188.5 million as compared to $190.5 million for the nine months ended September 30, 2015, a decrease of $2.0 million, or 1%. Television and Entertainment Adjusted EBITDA was $404.4 million as compared to $361.8 million for the nine months ended September 30, 2015, an increase of $42.7 million, or 12%.

Digital and Data

Revenues in the third quarter of 2016 were $49.1 million compared to $46.6 million in the third quarter of 2015, an increase of $2.5 million, or 5%. The increase was primarily due to higher video revenues and was partially offset by declines in music revenue. For the nine months ended September 30, 2016, Digital and Data segment revenues were $149.7 million, an increase of $9.3 million, as compared to $140.4 million for the nine months ended September 30, 2015.

Digital and Data operating loss for the third quarter of 2016 was $11.6 million compared to an operating loss of $6.2 million in the third quarter of 2015. Digital and Data Adjusted EBITDA was $2.9 million in the third quarter of 2016 compared to $6.4 million in the third quarter of 2015, a decrease of $3.6 million, primarily due to higher compensation expense related to new foreign offices and new leadership roles and higher costs for product development. For the nine months ended September 30, 2016, Digital and Data operating loss was $24.8 million compared to $6.6 million for the nine months ended September 30, 2015. Digital and Data Adjusted EBITDA was $14.2 million for the nine months ended September 30, 2016 compared to $25.6 million in the nine months ended September 30, 2015.

Corporate and Other

Real estate revenues for the third quarter of 2016 were $9.9 million compared to $12.3 million for the third quarter of 2015, representing a decrease of $2.5 million, or 20%, primarily due to recent property sales. Real estate revenues for the nine months ended September 30, 2016 were $34.1 million, compared to $36.8 million for the nine months ended September 30, 2015, representing a decrease of $2.8 million, or 8%.

Corporate and Other operating profit for the third quarter of 2016 was $187.9 million compared to a loss of $19.0 million in the third quarter of 2015, primarily attributable to net pretax gains on real estate sales of $213 million. Corporate and Other Adjusted EBITDA for the third quarter of 2016 represented a loss of $19.3 million compared to a loss of $16.8 million in the third quarter of 2015. For the nine months ended September 30, 2016, Corporate and Other operating profit was $132.1 million compared to a loss of $64.3 million for the nine months ended September 30, 2015. Corporate and Other Adjusted EBITDA represented a loss of $54.9 million for the nine months ended September 30, 2016 compared to a loss of $53.9 million for the nine months ended September 30, 2015.

RETURN OF CAPITAL TO SHAREHOLDERS

Stock Repurchase Program

On February 24, 2016, the Board of Directors (the “Board”) authorized a new stock repurchase program under which the Company may repurchase up to $400 million of its outstanding Class A common stock. During the third quarter of 2016, the Company repurchased 2,364,173 shares of the Company’s Class A common stock in open market transactions for an aggregate purchase price of approximately $88 million. Since the announcement of the new stock repurchase program on February 24, 2016 through November 8, 2016, the Company has repurchased an aggregate of 6,158,830 shares of the Company’s Class A common stock in open market transactions at an aggregate purchase price of approximately $223 million. As of November 8, 2016, the remaining authorized amount under the current program totaled $177 million.

Quarterly Dividend

On November 3, 2016, the Board declared a quarterly cash dividend on the Company’s common stock of $0.25 per share to be paid on December 6, 2016 to holders of record of the Company’s common stock and warrants as of November 21, 2016. This is the seventh consecutive quarterly dividend declared under the Company’s dividend program announced on March 6, 2015. Future dividends will be subject to the discretion of the Board.

RECENT DEVELOPMENTS

Real Estate Transactions

In the three and nine months ended September 30, 2016, the Company sold several properties for net pretax proceeds totaling $473 million and $505 million, respectively, and recognized a net pretax gain of $213 million for the three and nine months ended September 30, 2016, as further described below. The Company defines net proceeds as pretax cash proceeds on the sale of properties, less associated selling costs.

On May 2, 2016, the Company sold its Deerfield Beach, FL property for net proceeds of $24 million and on June 2, 2016, the Company sold its Allentown, PA property for net proceeds of $8 million. In the second quarter of 2016, the Company recorded a net pretax loss of less than $1 million on the sale of these properties.

On July 7, 2016, the Company sold its Seattle, WA property for net proceeds of $19 million and entered into a lease for the property. The Company recorded a deferred pretax gain of $8 million on the sale which will be amortized over the life of the lease due to the transaction being a sale-leaseback. On July 12, 2016, the Company sold two of its Orlando, FL properties for net proceeds of $34 million and recorded a pretax gain of $2 million. On July 14, 2016, the Company sold its Arlington Heights, IL property for net proceeds of $0.4 million. On September 26, 2016, the Company sold Tribune Tower and the north block of the Los Angeles Times Square property for net proceeds of $200 million and $102 million, respectively, and recognized a pretax gain of $93 million and $59 million, respectively. Pursuant to the terms of the sale agreements, the Company could receive contingent payments of up to an additional $35 million related to the Tribune Tower transaction and an additional $10 million related to the Los Angeles Times Square transaction. On September 27, 2016, the Company sold the Olympic printing plant facility for net proceeds of $119 million and recognized a pretax gain of $59 million.

As of November 9, 2016, the Company has agreements for the sales of certain broadcasting real estate properties located in Chicago, IL and Portsmouth, VA, some of which will qualify as sale-leasebacks. All of these transactions are expected to close during the fourth quarter of 2016. The closing of these transactions is subject to certain adjustments and customary closing conditions and there can be no assurance that these sales will be completed in a timely manner or at all.

DISH Network Programming Agreement

On June 12, 2016, Tribune Broadcasting’s programming agreement with DISH Network expired and as a result, the Company’s local television stations and WGN America were temporarily off DISH Network. On September 3, 2016, the Company announced that a long-term, comprehensive agreement on carriage and retransmission consent fees had been signed, covering the Company’s local television stations and WGN America.

TV Food Network

On October 24, 2016, Tribune (FN) Cable Ventures, LLC, a wholly-owned subsidiary of Tribune Media Company, entered into an extension of the partnership agreement governing TV Food Network, which extended the term of the partnership until December 31, 2020.

Strategic Review

We continue to work with our financial advisors on a strategic review of the Company’s assets. In this regard, we are pleased with the closing of several real estate transactions and with the announcement by TEGNA Inc. of its decision to evaluate strategic alternatives for CareerBuilder. In addition, the Company is considering a variety of other actions, including but not limited to returns of capital to shareholders and debt repayment, but has nothing definitive to report at this time.

FINANCIAL GUIDANCE

The Company is revising guidance related to its 2016 full year, most significantly in the Television and Entertainment segment primarily due to lower than expected political advertising revenues from the 2016 presidential campaign and a decline in core advertising revenues. Real Estate revenue and Corporate and Other Adjusted EBITDA guidance are also being revised to reflect real estate sales that have closed to date. The actual results for the full year may differ materially from the below guidance due to, among other factors, any actions we might take pursuant to the strategic and financial alternatives discussed in our fourth quarter and full year 2015 earnings release, as updated in this earnings release. The following statements, by their nature, are forward-looking and are subject to substantial risks and uncertainties, which are discussed below under “Cautionary Statement Regarding Forward-Looking Statements.”

For full year 2016, the Company expects:

Consolidated revenues to be between $2.147 billion and $2.179 billion

Consolidated Adjusted EBITDA to be between $565 million and $585 million

Television and Entertainment segment revenues to be between $1.885 billion and $1.905 billion

Television and Entertainment segment Adjusted EBITDA to be between $600 million and $610 million

Digital and Data segment revenues to be between $225 million and $235 million

Digital and Data segment Adjusted EBITDA to be between $47 million and $50 million

Real estate revenues to be between $37 million and $39 million

Real estate expenses to be approximately $21 million

Corporate expenses to be between $93 million and $97 million

Corporate and Other Adjusted EBITDA to be between $(75) million and $(81) million

Capital expenditures to be approximately $107 million ($45 million of which is non-recurring)

Cash taxes to be between $103 million and $113 million (excludes payment for the Newsday resolution and transactions such as real estate sales)

Cash interest to be approximately $160 million

See “Non-GAAP Financial Measures” below for more information regarding certain financial measures we present that are not recognized under accounting principles generally accepted in the U.S. (“GAAP”).

CONFERENCE CALL INFORMATION

The Company will host a conference call today at 8:30 a.m. ET to discuss its third quarter results and a presentation deck will be posted to our website in advance of the call. The conference call can be accessed on the Investor Relations homepage of Tribune Media’s website at www.tribunemedia.com, or by dialing (888) 317-6003 (domestic) or (412) 317-6061 (international). The confirmation code is 6399302.

An audio webcast replay will be available in the Events and Presentations section of the Tribune Media website approximately one hour after completion of the call. A replay of the call will also be available until November 16, 2016 at (877) 344-7529 (domestic) or (412) 317-0088 (international). The confirmation code for the replay is 10095282.

# # #

Tribune Media Company (NYSE: TRCO) is home to a diverse portfolio of television and digital properties driven by quality news, entertainment and sports programming. Tribune Media is comprised of Tribune Broadcasting’s 42 owned or operated local television stations reaching approximately 50 million households, national entertainment cable network WGN America, whose reach is approaching 80 million households, Tribune Studios, and Gracenote, one of the world’s leading sources of TV and music metadata powering electronic program guides in televisions, automobiles and mobile devices. Tribune Media also includes Chicago’s
WGN-AM and the national multicast networks Antenna TV and THIS TV. Additionally, the Company owns and manages a significant number of real estate properties across the U.S. and holds other strategic investments in media. For more information please visit www.tribunemedia.com.

INVESTOR CONTACT:	MEDIA CONTACT:
James Arestia	Gary Weitman
Director/Investor Relations	SVP/Corporate Relations
(646) 563-8296	(312) 222-3394
jarestia@tribunemedia.com	gweitman@tribunemedia.com

Non-GAAP Financial Measures

This press release includes a discussion of Adjusted EBITDA, and Adjusted EPS for the Company and Adjusted EBITDA for our operating segments (Television and Entertainment, Digital and Data, and Corporate and Other) and presents Broadcast Cash Flow for our Television and Entertainment segment. Adjusted EPS, Adjusted EBITDA and Broadcast Cash Flow are financial measures that are not recognized under accounting principles generally accepted in the U.S. (“GAAP”). With respect to our expectations under “Financial Guidance” above, no reconciliation of the forecasted range for Adjusted EBITDA on a consolidated or segment basis for fiscal 2016 is included in this release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts and we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. In particular, reconciliation of guidance for Consolidated Adjusted EBITDA or Adjusted EBITDA on a segment basis to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and low visibility with respect to the charges excluded from these non-GAAP measures such as the measures and effects of stock-based compensation expense specific to equity compensation awards that are directly impacted by unpredictable fluctuations in our stock price and other non-recurring or unusual items such as impairment charges, transaction-related costs and gains or losses on sales of assets. We expect the variability of the above items to have a significant, and potentially unpredictable, impact on our future GAAP financial results. Adjusted EPS is calculated based on net income (loss) before investment transactions, loss on extinguishment of debt, certain special items (including severance), certain income tax charges, non-operating items, gain (loss) on sales of real estate, impairments and other non-cash charges and reorganization items per common share. Adjusted EBITDA for the Company is defined as net income (loss) before income taxes, investment transactions, loss on extinguishment of debt, interest and dividend income, interest expense, pension expense (credit), equity income and losses, depreciation and amortization, stock-based compensation, certain special items (including severance), non-operating items, gain (loss) on sales of real estate, goodwill and other intangible asset and program impairments and other non-cash charges and reorganization items. Adjusted EBITDA for the Company’s operating segments is calculated as segment operating profit plus depreciation, amortization, pension expense (credit), stock-based compensation, goodwill and other intangible asset and program impairments and other non-cash charges, gain (loss) on sales of real estate and certain special items (including severance). Broadcast Cash Flow for the Television and Entertainment segment is calculated as Television and Entertainment Adjusted EBITDA plus broadcast rights amortization expense less broadcast rights cash payments. We believe that Adjusted EBITDA and Broadcast Cash Flow are measures commonly used by investors to evaluate our performance with that of our competitors. We also present Adjusted EBITDA because we believe investors, analysts and rating agencies consider it useful in measuring our ability to meet our debt service obligations. We further believe that the disclosure of Adjusted EPS, Adjusted EBITDA and Broadcast Cash Flow is useful to investors as these non-GAAP measures are used, among other measures, by our management to evaluate our performance. By disclosing Adjusting EPS, Adjusted EBITDA and Broadcast Cash Flow, we believe that we create for investors a greater understanding of, and an enhanced level of transparency into, the means by which our management operates our company. Adjusted EPS, Adjusted EBITDA and Broadcast Cash Flow are not measures presented in accordance with GAAP, and our use of these terms may vary from that of others in our industry. Adjusted EPS, Adjusted EBITDA and Broadcast Cash Flow should not be considered as an alternative to net income, operating profit, revenues, cash provided by operating activities or any other measures derived in accordance with GAAP as measures of operating performance or liquidity. The tables at the end of this press release include reconciliations of consolidated Adjusted EPS and Adjusted EBITDA and segment Adjusted EBITDA and Broadcast Cash Flow to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Forward-looking statements may include, but are not limited to, statements concerning our financial outlook and guidance, including our 2016 forecasted revenues, Adjusted EBITDA and other consolidated and segment financial performance guidance, our real estate monetization strategy, our cost savings initiatives, exploration of strategic and financial alternatives and other corporate initiatives, the conditions in our industry, our operations, our economic performance and financial condition, including, in particular, statements relating to our business and growth strategy and product development efforts. Important factors that could cause actual results, developments and business decisions to differ materially from these forward-looking statements are uncertainties discussed below and in the “Risk Factors” section of the Company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 29, 2016. “Forward-looking statements” include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “might,” “will,” “could” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “seek,” “designed,” “assume,” “implied,” “believe” and other similar expressions. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.

The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from projected or historical results or those anticipated or predicted by these forward-looking statements: changes in advertising demand and audience shares; competition and other economic conditions including incremental fragmentation of the media landscape and competition from other media alternatives; changes in the overall market for broadcast and cable television advertising, including through regulatory and judicial rulings; our ability to protect our intellectual property and other proprietary rights; availability and cost of quality network, syndicated and sports programming affecting our television ratings; the loss, cost and / or modification of our network affiliation agreements; our ability to renegotiate retransmission consent agreements with multichannel video programming distributors; our ability to expand our Digital and Data business operations internationally; our ability to realize the full value, or successfully complete the planned divestitures of our real estate assets; the incurrence of additional tax-related liabilities related to historical income tax returns; our ability to expand our operations internationally; the timing and administration by the FCC of a potential auction of spectrum and our ability to monetize our spectrum through sales channel sharing arrangements or relocations; the incurrence of costs to address contamination issues at sites owned, operated or used by our businesses; adverse results from litigation, governmental investigations or tax-related proceedings or audits; our ability to settle unresolved claims filed in connection with our and certain of our direct and indirect wholly-owned subsidiaries’ Chapter 11 cases and resolve the appeals seeking to overturn the bankruptcy court order confirming the First Amended Joint Plan of Reorganization for Tribune Company and its Subsidiaries; our ability to satisfy pension and other postretirement employee benefit obligations; our ability to attract and retain employees; the effect of labor strikes, lock-outs and labor negotiations; our ability to realize benefits or synergies from acquisitions or divestitures or to operate our businesses effectively following acquisitions or divestitures; our ability to successfully execute our business strategy, including our exploration of strategic and financial alternatives to enhance shareholder value; the financial performance of our equity method investments; the impairment of our existing goodwill and other intangible assets; compliance with government regulations applicable to the television and radio broadcasting industry; changes in accounting standards; the payment of cash dividends on our common stock; impact of increases in interest rates on our variable rate indebtedness or refinancings thereof; impact of foreign currency exchange rate changes; our indebtedness and ability to comply with covenants applicable to our debt financing and other contractual commitments; our ability to satisfy future capital and liquidity requirements; our ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms and other events beyond our control that may result in unexpected adverse operating results. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this press release may not in fact occur. Any forward-looking information presented herein is made only as of the date of this press release and we undertake no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of dollars, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Operating Revenues
Television and Entertainment	$459,145	$429,700	$1,380,991	$1,285,622
Digital and Data	49,064	46,561	149,651	140,388
Other	9,860	12,333	34,055	36,845

Total operating revenues	518,069	488,594	1,564,697	1,462,855

Operating Expenses
Programming	149,480	116,295	396,450	347,493
Direct operating expenses	119,002	110,808	348,276	326,329
Selling, general and administrative	172,229	153,876	535,152	469,374
Depreciation	18,710	19,027	53,567	54,047
Amortization	49,396	49,780	148,195	145,988
(Gain) loss on sales of real estate, net	(213,168)	—	(212,719)	97

Total operating expenses	295,649	449,786	1,268,921	1,343,328

Operating Profit	222,420	38,808	295,776	119,527
Income on equity investments, net	31,737	36,987	114,295	119,834
Interest and dividend income	534	162	920	572
Interest expense	(42,121)	(42,529)	(126,004)	(122,115)
Loss on extinguishment of debt	—	—	—	(37,040)
Gain on investment transactions	—	3,250	—	12,070
Other non-operating gain, net	57	2,306	478	2,517
Reorganization items, net	(434)	188	(1,234)	(1,432)

Income Before Income Taxes	212,193	39,172	284,231	93,933
Income tax expense	66,428	11,314	288,936	32,923

Net Income (Loss)	$145,765	$27,858	$(4,705)	$61,010

Net Earnings (Loss) Per Common Share:
Basic	$1.62	$0.29	$(0.05)	$0.63
Diluted	$1.61	$0.29	$(0.05)	$0.63

Regular dividends declared per common share	$0.25	$0.25	$0.75	$0.50

Special dividends declared per common share	$—	$—	$—	$6.73

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands of dollars, except for share and per share data) (Unaudited)
	September 30, 2016	December 31, 2015
Assets
Current Assets
Cash and cash equivalents	$643,698	$262,644
Restricted cash and cash equivalents	17,566	17,595
Accounts receivable (net of allowances of $11,006 and $8,176)	425,264	466,628
Broadcast rights	186,906	160,240
Income taxes receivable	2,764	42,838
Prepaid expenses	53,645	63,337
Other	9,293	8,663

Total current assets	1,339,136	1,021,945

Properties
Property, plant and equipment	752,838	818,658
Accumulated depreciation	(202,563)	(160,801)

Net properties	550,275	657,857

Other Assets
Broadcast rights	174,112	203,422
Goodwill	3,563,522	3,561,812
Other intangible assets, net	2,092,925	2,240,199
Assets held for sale	17,878	206,422
Investments	1,667,411	1,692,700
Other	92,417	124,506

Total other assets	7,608,265	8,029,061

Total Assets	$9,497,676	$9,708,863

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands of dollars, except for share and per share data) (Unaudited)
	September 30, 2016	December 31, 2015
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$65,418	$60,394
Debt due within one year (net of unamortized discounts and debt issuance costs of $7,927 and $7,979)	19,914	19,862
Income taxes payable	64,269	3,458
Employee compensation and benefits	75,830	87,976
Contracts payable for broadcast rights	253,259	236,676
Deferred revenue	45,032	44,721
Interest payable	13,899	33,828
Other	41,452	53,885

Total current liabilities	579,073	540,800

Non-Current Liabilities
Long-term debt (net of unamortized discounts and debt issuance costs of $41,572 and $48,809)	3,395,845	3,409,489
Deferred income taxes	1,026,745	984,032
Contracts payable for broadcast rights	348,096	385,107
Contract intangible liability, net	25	13,772
Pension obligations, net	431,935	456,073
Postretirement, medical, life and other benefits	15,028	16,092
Other obligations	69,934	71,776

Total non-current liabilities	5,287,608	5,336,341

Total Liabilities	5,866,681	5,877,141

Commitments and Contingent Liabilities

Shareholders’ Equity
Preferred stock ($0.001 par value per share)
Authorized: 40,000,000 shares; No shares issued and outstanding at September 30, 2016 and at December 31, 2015	—	—
Class A Common Stock ($0.001 par value per share)
Authorized: 1,000,000,000 shares; 100,384,850 shares issued and 88,765,174 shares outstanding at September 30, 2016 and 100,015,546 shares issued and 92,345,330 shares outstanding at December 31, 2015	100	100
Class B Common Stock ($0.001 par value per share)
Authorized: 1,000,000,000 shares; Issued and outstanding: 5,605 shares at September 30, 2016 and at December 31, 2015	—	—
Treasury stock, at cost: 11,619,676 shares at September 30, 2016 and 7,670,216 shares at December 31, 2015	(557,688)	(400,153)
Additional paid-in-capital	4,573,854	4,619,618
Retained deficit	(327,056)	(322,351)
Accumulated other comprehensive loss	(63,884)	(71,016)

Total Tribune Media Company shareholders’ equity	3,625,326	3,826,198
Noncontrolling interest	5,669	5,524

Total shareholders’ equity	3,630,995	3,831,722

Total Liabilities and Shareholders’ Equity	$9,497,676	$9,708,863

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

(Unaudited)

	Nine Months Ended
	September 30, 2016	September 30, 2015
Operating Activities
Net (loss) income	$(4,705)	$61,010
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Stock-based compensation	27,608	24,129
Pension credit, net of contributions	(18,083)	(21,875)
Depreciation	53,567	54,047
Amortization of contract intangible assets and liabilities	(10,778)	(10,842)
Amortization of other intangible assets	148,195	145,988
Income on equity investments, net	(114,295)	(119,834)
Distributions from equity investments	143,557	156,395
Non-cash loss on extinguishment of debt	—	33,480
Original issue discount payments	—	(6,158)
Amortization of debt issuance costs and original issue discount	8,368	9,475
Gain on investment transactions	—	(12,070)
Impairment of real estate	15,102	—
(Gain) loss on sales of real estate	(212,719)	97
Other non-operating gain	(478)	(553)
Change in excess tax benefits from stock-based awards	—	570
Changes in working capital items, excluding effects from acquisitions:
Accounts receivable, net	42,183	15,996
Prepaid expenses and other current assets	8,856	(54,125)
Accounts payable	2,325	(15,343)
Employee compensation and benefits, accrued expenses and other current liabilities	(38,200)	39,569
Deferred revenue	(90)	5,442
Income taxes	100,861	(189,866)
Change in broadcast rights, net of liabilities	(19,913)	8,746
Deferred income taxes	40,160	(107,196)
Other, net	15,019	(9,157)

Net cash provided by operating activities	186,540	7,925

Investing Activities
Capital expenditures	(61,855)	(63,775)
Acquisitions, net of cash acquired	—	(75,000)
Transfers from restricted cash	297	1,091
Investments	(3,451)	(3,011)
Distributions from equity investments	—	4,707
Proceeds from sales of real estate and other assets	507,050	22,050

Net cash provided by (used in) investing activities	442,041	(113,938)

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands of dollars) (Unaudited)
	Nine Months Ended
	September 30, 2016	September 30, 2015
Financing Activities
Long-term borrowings	—	1,100,000
Repayments of long-term debt	(20,881)	(1,107,302)
Long-term debt issuance costs	(784)	(20,202)
Payments of dividends	(68,684)	(696,364)
Settlements of contingent consideration, net	(3,636)	1,174
Common stock repurchases	(149,147)	(272,812)
Change in excess tax benefits from stock-based awards	—	(570)
Tax withholdings related to net share settlements of share-based awards	(4,540)	(4,264)
Proceeds from stock option exercises	—	166
Contributions from noncontrolling interest	145	1,324

Net cash used in financing activities	(247,527)	(998,850)

Net Increase (Decrease) in Cash and Cash Equivalents	381,054	(1,104,863)
Cash and cash equivalents, beginning of period	262,644	1,455,183

Cash and cash equivalents, end of period	$643,698	$350,320

Supplemental Schedule of Cash Flow Information
Cash paid during the period for:
Interest	$137,417	$106,987
Income taxes, net	$159,152	$331,145

TRIBUNE MEDIA COMPANY - CONSOLIDATED

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

(in thousands of dollars)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Revenue	$518,069	$488,594	$1,564,697	$1,462,855
Net Income (Loss)	$145,765	$27,858	$(4,705)	$61,010
Income tax expense	66,428	11,314	288,936	32,923
Reorganization items, net	434	(188)	1,234	1,432
Other non-operating gain, net	(57)	(2,306)	(478)	(2,517)
Gain on investment transactions	—	(3,250)	—	(12,070)
Loss on extinguishment of debt	—	—	—	37,040
Interest expense	42,121	42,529	126,004	122,115
Interest and dividend income	(534)	(162)	(920)	(572)
Income on equity investments, net	(31,737)	(36,987)	(114,295)	(119,834)

Operating Profit	$222,420	$38,808	$295,776	$119,527
Depreciation	18,710	19,027	53,567	54,047
Amortization	49,396	49,780	148,195	145,988
Stock-based compensation	9,605	7,333	27,608	24,129
Impairment of broadcast rights	36,782	—	36,782	—
Severance and related charges	7,728	2,602	8,498	3,838
Transaction-related costs	3,874	1,264	8,342	6,727
(Gain) loss on sales of real estate, net	(213,168)	—	(212,719)	97
Real estate impairments and other	1,051	620	15,746	953
Pension credit	(6,028)	(7,292)	(18,083)	(21,875)

Adjusted EBITDA	$130,370	$112,142	$363,712	$333,431

TRIBUNE MEDIA COMPANY - TELEVISION AND ENTERTAINMENT

RECONCILATION OF OPERATING PROFIT TO ADJUSTED EBITDA AND BROADCAST CASH FLOW

(in thousands of dollars)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Advertising	$329,290	$319,510	$986,809	$953,769
Retransmission consent fees	78,731	69,925	245,536	208,816
Carriage fees	28,984	19,548	90,394	62,668
Barter/trade	9,801	10,013	29,107	28,800
Copyright royalties	2,781	3,221	5,124	11,318
Other	9,558	7,483	24,021	20,251

Total Revenues	$459,145	$429,700	$1,380,991	$1,285,622

Operating Profit	$46,186	$64,061	$188,519	$190,497
Depreciation	11,267	12,194	33,389	35,640
Amortization	41,475	41,475	124,426	124,460
Stock-based compensation	3,702	3,319	11,200	9,152
Impairment of broadcast rights	36,782	—	36,782	—
Severance and related charges	6,844	1,470	6,865	2,006
Real estate impairments and other	496	—	3,257	13

Adjusted EBITDA	$146,752	$122,519	$404,438	$361,768

Broadcast rights - Amortization	$97,160	$93,925	$310,367	$276,846
Broadcast rights - Cash Payments	(123,626)	(108,466)	(364,449)	(310,243)

Broadcast Cash Flow	$120,286	$107,978	$350,356	$328,371

TRIBUNE MEDIA COMPANY - DIGITAL AND DATA

RECONCILIATION OF OPERATING LOSS TO ADJUSTED EBITDA

(in thousands of dollars)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Video and other	$33,952	$30,718	$105,050	$86,269
Music	15,112	15,843	44,601	54,119

Total Revenues	$49,064	$46,561	$149,651	$140,388

Operating Loss	$(11,637)	$(6,207)	$(24,847)	$(6,623)
Depreciation	3,946	2,456	9,897	6,882
Amortization	7,921	8,305	23,769	21,528
Stock-based compensation	1,078	421	3,066	1,651
Severance and related charges	476	759	476	570
Transaction-related costs	668	91	1,011	638
Other	438	620	827	920

Adjusted EBITDA	$2,890	$6,445	$14,199	$25,566

TRIBUNE MEDIA COMPANY - CORPORATE AND OTHER

RECONCILIATION OF OPERATING PROFIT (LOSS) TO ADJUSTED EBITDA

(in thousands of dollars)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Total Revenues	$9,860	$12,333	$34,055	$36,845
Operating Profit (Loss)	$187,871	$(19,046)	$132,104	$(64,347)
Depreciation	3,497	4,377	10,281	11,525
Stock-based compensation	4,825	3,593	13,342	13,326
Severance and related charges	408	373	1,157	1,262
Transaction-related costs	3,206	1,173	7,331	6,089
(Gain) loss on sales of real estate, net	(213,168)	—	(212,719)	97
Real estate impairments and other	117	—	11,662	20
Pension credit	(6,028)	(7,292)	(18,083)	(21,875)

Adjusted EBITDA	$(19,272)	$(16,822)	$(54,925)	$(53,903)

TRIBUNE MEDIA COMPANY - CONSOLIDATED

RECONCILIATION OF DILUTED EPS TO ADJUSTED EPS

(in thousands of dollars, except per share data)

(Unaudited)

	Three Months Ended
	September 30, 2016			September 30, 2015
	Pre-Tax	After-Tax	Diluted EPS	Pre-Tax	After-Tax	Diluted EPS
Diluted EPS			$1.61			$0.29
Newsday income tax charges	$—	$(2,871)	(0.03)	$—	$—	—
Reorganization items, net	434	434	0.00	(188)	(187)	(0.00)
Other non-operating gain	(57)	(34)	(0.00)	(2,306)	(1,408)	(0.01)
Gain on investment transaction	—	—	—	(3,250)	(1,957)	(0.02)
Impairment of broadcast rights	36,782	22,363	0.25	—	—	—
Severance and related charges	7,728	4,700	0.05	2,602	1,582	0.02
Transaction-related costs	3,874	2,486	0.03	1,264	553	0.01
Gain on sales of real estate, net	(213,168)	(129,606)	(1.43)	—	—	—
Real estate impairments and other	1,051	638	0.01	620	364	0.00

Adjusted EPS (1)			$0.48			$0.28

	Nine Months Ended
	September 30, 2016			September 30, 2015
	Pre-Tax	After-Tax	Diluted EPS	Pre-Tax	After-Tax	Diluted EPS
Diluted EPS			$(0.05)			$0.63
Newsday income tax charges	$—	$190,360	2.08	$—	$—	—
Reorganization items, net	1,234	1,234	0.01	1,432	1,346	0.01
Other non-operating gain	(478)	(290)	(0.00)	(2,517)	(1,535)	(0.02)
Gain on investment transactions	—	—	—	(12,070)	(7,343)	(0.08)
Impairment of broadcast rights	36,782	22,363	0.24	—	—	—
Loss on extinguishment of debt	—	—	—	37,040	22,520	0.23
Severance and related charges	8,498	5,167	0.06	3,838	2,333	0.02
Transaction-related costs	8,342	5,368	0.06	6,727	4,922	0.05
(Gain) loss on sales of real estate, net	(212,719)	(129,333)	(1.42)	97	58	0.00
Real estate impairments and other	15,746	9,582	0.10	953	579	0.01

Adjusted EPS (1)			$1.09			$0.87

(1)	Adjusted EPS totals may not foot due to rounding.